Exhibit (a)(1)(E)

OFFER OPENING PUBLIC ADVERTISEMENT UNDER REGULATION 18(7) OF SECURITIES AND EXCHANGE BOARD OF INDIA (SUBSTANTIAL ACQUISITION OF SHARES AND TAKEOVERS) REGULATIONS, 2011, AS AMENDED FOR THE ATTENTION OF THE PUBLIC SHAREHOLDERS OF

VEDANTA LIMITED

Registered Office: 1st Floor, ‘C’ Wing, Unit 103, Corporate Avenue, Atul Projects,

Chakala, Andheri (East), Mumbai – 400 093

Tel. no.: +91 22 6643 4500 | Fax no.: +91 22 6643 4530

VOLUNTARY OPEN OFFER FOR ACQUISITION OF UP TO 651,000,000 (SIX HUNDRED FIFTY ONE MILLION) EQUITY SHARES, REPRESENTING 17.51% OF THE VOTING SHARE CAPITAL OF VEDANTA LIMITED (“TARGET COMPANY”) AT A PRICE OF INR 235 (INDIAN RUPEES TWO HUNDRED AND THIRTY FIVE ONLY) PER EQUITY SHARE FROM THE PUBLIC SHAREHOLDERS BY VEDANTA RESOURCES LIMITED (“ACQUIRER”) TOGETHER WITH TWIN STAR HOLDINGS LIMITED (“PAC 1”), VEDANTA HOLDINGS MAURITIUS LIMITED (“PAC 2”) AND VEDANTA HOLDINGS MAURITIUS II LIMITED (“PAC 3” TOGETHER WITH PAC 1 AND PAC 2 TO BE REFERRED AS “PACS”), IN THEIR CAPACITY AS THE PERSONS ACTING IN CONCERT WITH THE ACQUIRER (“OFFER”/ “OPEN OFFER”).

This advertisement (“Advertisement”) is being issued by J.P. Morgan India Private Limited, the manager to the Open Offer (“Manager to the Offer” or “Manager”), for and on behalf of the Acquirer and the PACs in respect of the Open Offer to the Public Shareholders pursuant to and in compliance with Regulation 18(7) and other applicable provisions under the Securities and Exchange Board of India (Substantial Acquisition of Shares and Takeovers) Regulations, 2011 and subsequent amendments thereto (“SEBI (SAST) Regulations”). This Advertisement should be read in continuation of, and in conjunction with the public announcement dated January 09, 2021 in relation to the Offer (“PA”), corrigendum to the public announcement dated January 14, 2021 (“Corrigendum to PA”), detailed public statement which was published on January 15, 2021 in Financial Express (English, All Editions except in Ahmedabad, Kochi, Hyderabad and Chennai editions on account of holiday which were published on January 16, 2021), The Free Press Journal (English, Mumbai Edition), Navshakti (Marathi, Mumbai Edition) and Jansatta (Hindi, All Editions) (“DPS”), the draft letter of offer filed with the Securities and Exchange Board of India (“SEBI”) on January 19, 2021 (“DLOF”), the corrigendum to DPS and DLOF which was published on February 18, 2021 in the same newspapers as the DPS (“Corrigendum to DPS and DLOF”), the Letter of Offer dated March 16, 2021 along with Form of Acceptance cum Acknowledgement (“LOF”) and the announcement cum corrigendum to PA, DPS and DLOF which was published on March 17, 2021 in the same newspapers as the DPS and in the Economic Times (English, All editions) and Business Standard (English, All editions) (“Announcement cum Corrigendum”). This Advertisement is being published in same newspapers in which the DPS was published and in the Economic Times (English, All editions) and Business Standard (English, All editions).

For the purposes of this Advertisement the following terms would have the meaning assigned to them herein below:

(a) “Identified Date” means Monday, March 8, 2021, being the date falling on the 10th (tenth) Working Day prior to the commencement of the Tendering Period;

(b) “Public Shareholders” All the public shareholders of the Target Company who are eligible to tender their Equity Shares in the Open Offer, excluding the Acquirer, the PACs, other members of the Promoter Group, and other persons deemed to be acting in concert with the Acquirer and/or the PACs; and

(c) “Tendering Period” means the following period: Tuesday, March 23, 2021 to Wednesday, April 07, 2021 (both days inclusive).

Capitalised terms used but not defined in this Advertisement shall have the meaning assigned to such terms in the LOF.

1.

Offer Price: The Offer was originally made to the Public Shareholders at an offer price of INR 160 (Indian Rupees One Hundred and Sixty only). In terms of Regulations 18(4) and 18(5) of the SEBI (SAST) Regulations, the Acquirer and PACs have increased the offer price to INR 235 (Indian Rupees Two Hundred and Thirty Five only) per Equity Share consisting of INR 233.71 (Indian Rupees Two Hundred and Thirty Three and Seventy One Paise only) plus interest of INR 1.29 (Indian Rupee One and Twenty Nine Paise only) per Equity Share computed at 10% per annum calculated for a period of delay of 20 days from April 6, 2021 (being the last date for payment of consideration to the Public Shareholders whose Equity Shares would have been validly tendered and accepted in the Open Offer given SEBI’s observations on the DLOF were received on February 16, 2021) till April 26, 2021 (being the last date by which the actual payment of consideration is required to be made to Public Shareholders whose Equity Shares are validly tendered and accepted in the Open Offer). Except as mentioned above, there has been no revision in the Offer Price. For further details relating to Offer Price, please see paragraphs 3.2.3 and 6 of the LOF.

2.

Recommendations of the committee of independent directors of the Target Company: The committee of independent directors of the Target Company (“IDC”) published its recommendation on the Open Offer on March 18, 2021 in the same newspapers in which DPS was published and in the Economic Times (English, All editions) and Business Standard (English, All editions). The relevant extract of the IDC recommendation is given below:

Members of the Committee of Independent Directors	a. Mr UK Sinha (Chairperson of the Committee)
b. Mr Mahendra Kumar Sharma (Member)
c. Mr K Venkataramanan (Member)
d. Ms Padmini Somani (Member)

Recommendation on the Open Offer, as to whether the Open Offer is fair and reasonable	Based on a review of the relevant information, the IDC is of the opinion that the Offer Price of INR 235 per Equity Share is in accordance with the applicable regulations of the SEBI (SAST) Regulations and, accordingly, the Open Offer can be considered to be fair and reasonable.

Summary of reasons for the recommendation

The IDC has perused the PA, Corrigendum to PA, DPS, DLOF, Corrigendum to DPS and DLOF, Announcement cum Corrigendum and LOF issued on behalf of the Acquirer and the PACs.

The recommendation of the IDC set out in paragraph above, is based on the following:

	a.	The Offer Price includes interest of INR 1.29 (Indian Rupee One and Twenty Nine Paise only) per Equity Share computed at 10% per annum calculated for a period of delay of 20 days from April 6, 2021 (being the last date for payment of consideration to the public shareholders whose Equity Shares would have been validly tendered and accepted in the Open Offer given SEBI’s observations on the DLOF were received on February 16, 2021) till April 26, 2021 (being the last date by which the actual payment of consideration is required to be made to public shareholders whose Equity Shares are validly tendered and accepted in the Open Offer).

	b.	The Offer Price is in accordance with regulation 8(2) of the SEBI (SAST) Regulations;

	c.	The Offer Price is higher than the volume-weighted average price paid or payable for acquisitions by the Acquirer and/or the PACs during the 52 weeks immediately preceding the date of the PA, i.e. INR 159.94;

	d.	The Offer Price is higher than the highest price paid or payable for any acquisition by the Acquirer and/ or the PACs during the 26 weeks immediately preceding the date of the PA, i.e. INR 159.96; and

	e.	The Offer Price is higher than the volume-weighted average market price of the Equity Shares, for a period of 60 trading days immediately preceding the date of the PA as traded on the stock exchange where the maximum volume of trading in the shares of the Target Company has been recorded during such period, i.e. INR 130.05.

The IDC noted that Shailesh Haribhakti & Associates, Chartered Accountants (FRN:148136W) have certified the prices mentioned in (c), (d) and (e) above.

Further, the members of IDC draw attention to the closing market price of the Equity Shares on the National Stock Exchange of India Limited (“NSE”) and BSE Limited (“BSE”) as on March 16, 2021, being INR 226.50 per Equity Share and INR 226.55 per Equity Share, respectively, which is lower than the Offer Price.

The public shareholders of the Target Company are advised to independently evaluate the Open Offer and take an informed decision about tendering the Equity Shares held by them in the Open Offer.

Details of Independent Advisors, if any	None

3.	Other details of the Open Offer

3.1.	The Open Offer is a voluntary open offer made in accordance with Regulation 6 of the SEBI (SAST) Regulations to the Public Shareholders.

3.2.	The Open Offer is not a competing offer in terms of Regulation 20 of the SEBI (SAST) Regulations. Further, there has been no competing offer to this Open Offer.

3.3.

The electronic dispatch of the LOF was completed on March 17, 2021 and dispatch of physical copies of the LOF was completed on March 19, 2021. The LOF has been sent to the Public Shareholders as on the Identified Date (i.e., March 8, 2021) in accordance with Regulation 18(2) of the SEBI (SAST) Regulations. The Identified Date was relevant only for the purpose of determining the Public Shareholders to whom the LOF was to be sent. It is clarified that all the Public Shareholders (even if they acquire Equity Shares and become shareholders of the Target Company after the Identified Date) are eligible to participate in the Open Offer. A copy of the LOF (which includes Form of Acceptance) is expected to be available on the website of SEBI (www.sebi.gov.in) from which the Public Shareholders can download/ print the same.

3.4.	U.S. holders that hold ADSs are requested to refer to paragraph 10.3 of the LOF for details in relation to participation in the Open Offer.

4.

The Public Shareholders are requested to refer to paragraph 8 of the LOF (Procedure for Acceptance and Settlement of the Open Offer) for details relating to tendering of Equity Shares in the Open Offer and are also required to adhere to and follow the procedure outlined therein. A summary of procedure for tendering Equity Shares in the Open Offer is set out below:

4.1.

In case the Equity Shares are held in physical form: Public Shareholders holding Equity Shares in physical form may participate in the Open Offer through their respective Selling Broker by providing the relevant information and documents as mentioned in paragraph 8.12 of the LOF.

4.2.

In case the Equity Shares are held in dematerialized form: Public Shareholders who desire to tender their Equity Shares in the dematerialized form under the Offer would have to do so through their respective Selling Brokers by giving the details of Equity Shares they intend to tender under the Offer and as per the procedure specified in paragraph 8.11 of the LOF.

4.3.

In case of non-receipt of the LOF: Public Shareholders may (i) download the same from the SEBI website (www.sebi.gov.in) and can apply by using the same; or (ii) obtain a physical copy of the same from the Registrar to the Offer on providing suitable documentary evidence of holding of the Equity Shares. Alternatively, such Public Shareholders can download the soft copy of the LOF from the Registrar’s website www.kfintech.com.

Alternatively, in case of non-receipt of the LOF, Public Shareholders holding the Equity Shares may participate in the Open Offer by providing their application in plain paper in writing signed by all shareholder(s), stating name, address, number of shares held, client ID number, DP name, DP ID number, number of shares being tendered and other relevant documents as mentioned in the LOF. Such Public Shareholders have to ensure that their order is entered in the electronic platform to be made available by BSE before the Offer Closing Date.

Public Shareholders have to ensure that their order is entered in the electronic platform of BSE which will be made available by BSE before the closure of the Tendering Period.

5.

In accordance with Regulation 16(1) of the SEBI (SAST) Regulations, the DLOF was submitted to SEBI on January 19, 2021. SEBI vide its letter dated February 16, 2021, bearing reference no. SEBI/HO/CFD/DCR-III/OW/4188/1, has issued its comments on the DLOF (“Observation Letter”).

6.

Material Updates: There have been no material changes in relation to the Open Offer since the date of the PA except as otherwise disclosed in the Corrigendum to PA, Corrigendum to DPS and DLOF, Announcement cum Corrigendum and the LOF. The comments specified in the Observation Letter and certain changes (occurring after the date of the PA) have been incorporated in the LOF.

7.	Statutory and other approvals

7.1.

To the best of the knowledge of the Acquirer and the PACs, there are no statutory approvals required to acquire the Equity Shares that are validly tendered pursuant to the Open Offer or to complete the Open Offer other than grant of certain exemptions and no action relief by the U.S. Securities and Exchange Commission prior to the commencement of the tendering period of the Open Offer in order to allow the Open Offer to be made to U.S. Public Shareholders and to allow U.S. Public Shareholders to tender their Equity Shares in the Open Offer without breaching the applicable U.S. rules, which has been received on March 15, 2021.

7.2.	In case any statutory or other approval becomes applicable prior to the completion of the Open Offer, the Open Offer would also be subject to such statutory or other approval(s) being obtained.

8	Schedule of activities:

ACTIVITY	ORIGINAL SCHEDULE OF ACTIVITIES (AS DISCLOSED IN DLOF)		REVISED SCHEDULE OF ACTIVITIES
	DATE	DAY	DATE	DAY
Date of the PA	January 09, 2021	Saturday	January 09, 2021	Saturday
Date of publication of the DPS	January 15, 2021	Friday	January 15, 2021	Friday
Date of filing of the DLOF with SEBI	January 19, 2021	Tuesday	January 19, 2021	Tuesday
Last date for public announcement for competing offer(s)(1)	February 08, 2021	Monday	February 08, 2021	Monday
Last date for receipt of SEBI observations on the DLOF (in the event SEBI has not sought clarifications or additional information from the Manager)	February 10, 2021	Wednesday	February 16, 2021(2)	Tuesday(2)
Identified Date(3)	February 12, 2021	Friday	March 08, 2021	Monday
Last date by which the LOF is to be dispatched to the Public Shareholders whose name appears on the register of members on the Identified Date	February 22, 2021	Monday	March 19, 2021(4)(5)	Friday(4)(5)
Last date by which the committee of the independent directors of the Target Company is required to give its recommendation to the Public Shareholders for this Open Offer	February 25, 2021	Thursday	March 19, 2021(7)	Friday
Last date for upward revision of the Offer Price and/ or the size of the Open Offer	February 25, 2021(6)	Thursday(6)	March 19, 2021	Friday
Date of publication of opening of Open Offer public announcement in the newspapers in which the DPS has been published	February 26, 2021	Friday	March 22, 2021	Monday
Date of commencement of the tendering period (“Offer Opening Date”)	March 01, 2021	Monday	March 23, 2021(4)	Tuesday(4)
Date of closure of the tendering period (“Offer Closing Date”)	March 15, 2021	Monday	April 07, 2021	Wednesday
Last date of communicating the rejection/ acceptance and completion of payment of consideration or refund of Equity Shares to the Public Shareholders	March 30, 2021	Tuesday	April 26, 2021	Monday
Last date for publication of post-Open Offer public announcement in the newspapers in which the DPS has been published	April 07, 2021	Wednesday	May 03, 2021	Monday

(1)	There has been no competing offer as of the date of this LOF.
(2)	Actual date of receipt of SEBI’s final observations on the DLOF.
(3)

Identified Date is only for the purpose of determining the names of the Public Shareholders as on such date to whom the LOF would be sent. It is clarified that all Public Shareholders holding Equity Shares are eligible to participate in the Open Offer at any time before the closure of the Tendering Period.

(4)

Pursuant to an email dated March 02, 2021, on account of time taken for the process to receive certain exemptions and no action relief from U.S. Securities and Exchange Commission, SEBI granted an extension to the Acquirer and PACs permitting them to dispatch the LOF within 7 Working Days from the receipt of such exemptions and no action relief and commence the tendering period within 12 Working Days from the receipt of such exemptions and no action relief subject to them paying interest for any delay at 10% per annum.

(5)	The electronic dispatch of the LOF was completed on March 17, 2021 and dispatch of physical copies of the LOF was completed on March 19, 2021.
(6)	This date was inadvertently stated in the DLOF as February 26, 2021. However, it should be read as February 25, 2021
(7)	The recommendation of the IDC was published on March 18, 2021

The Acquirer, the PACs, and their respective directors, in their capacity as directors, accept full responsibility for the information contained in this Advertisement (except for the information pertaining to the Target Company, which has been sourced from publicly available sources or from information published or provided by the Target Company) and also for the obligations of the Acquirer and the PACs, respectively, laid down in the SEBI (SAST) Regulations in respect of the Open Offer.

This Advertisement is expected to be available on SEBI’s website at www.sebi.gov.in.

ISSUED ON BEHALF OF THE ACQUIRER AND THE PACS BY THE MANAGER TO THE OFFER

J.P. Morgan India Private Limited

J.P. Morgan Tower, Off C. S. T. Road, Kalina, Santacruz

(East), Mumbai – 400 098.

Tel: +91 22 6157 3000

Fax: +91 22 6157 3911

Contact person: Vaibhav Shah

Email: vedanta_openoffer@jpmorgan.com

SEBI registration no: INM000002970

Validity period: Permanent

REGISTRAR TO THE OFFER

KFin Technologies Private Limited (formerly known as

Karvy Fintech Private Limited)

Selenium Building, Tower- B, Plot No 31 & 32, Gachibowli, Financial District Nanakramguda, Serilingampally,

Hyderabad Rangareddi – 500032, Telangana.

Tel.: +91 40 6716 2222/ 1-800-34-54001

Fax: +91 40 2343 1551.

Contact person: Mr. Murali Krishna.

Email: Vdl.voluntaryopenoffer@kfintech.com

SEBI registration no.: INR000000221

Validity period: Permanent

For and on behalf of the Acquirer and PACs

For and on behalf of Vedanta Resources Limited	For and on behalf of Twin Star Holdings Limited

Sd/-	Sd/-
Authorised Signatory	Authorised Signatory

Place: London	Place: Mauritius
Date: March 20, 2021	Date: March 20, 2021

For and on behalf of Vedanta Holdings Mauritius Limited	For and on behalf of Vedanta Holdings Mauritius II Limited

Sd/-	Sd/-
Authorised Signatory	Authorised Signatory

Place: Mauritius	Place: Mauritius
Date: March 20, 2021	Date: March 20, 2021